Exhibit 99.1
SUPERVALU Reports First Quarter Fiscal 2019 Results

Consolidated Net Sales Increase 35 percent to $4.76 billion
Reduced Net Debt by Over $300 Million Compared to Fiscal 2018 Year-end
Completed Exit of Farm Fresh and Sale-leaseback of Seven Distribution Centers
Company Will Not Hold Earnings Call Due to Announced Transaction with United Natural Foods Inc.

MINNEAPOLIS - (BUSINESS WIRE) - July 26, 2018--SUPERVALU INC. (NYSE: SVU) today reported financial results for its first quarter ended June 16, 2018.

First Quarter Fiscal 2019 Financial Summary — Continuing Operations (Compared to First Quarter Fiscal 2018):

•	Consolidated net sales of $4.76 billion increased $1.24 billion, or 35 percent, including $1.34 billion from Unified Grocers and AG Florida

•	Wholesale net sales of $3.81 billion increased $1.26 billion, or 49 percent

•	Retail identical store sales of positive 0.4 percent

•	Net loss of $27 million compared to net earnings of $9 million last year

•	Adjusted net loss of $7 million compared to adjusted net earnings of $21 million last year

•	Adjusted EBITDA of $98 million compared to Adjusted EBITDA of $118 million last year

•	Total outstanding net debt, including capital leases, of $1.56 billion, a reduction of $305 million since the end of fiscal 2018

Operational Updates

•
Supervalu successfully closed on the previously announced sale and leaseback of seven owned distribution centers and received approximately $382 million in aggregate proceeds, the net proceeds of which were used to reduce outstanding debt. The sale and leaseback of the eighth distribution center is expected to close by October 2018 as originally expected.

•
Supervalu has completed the exit of its Farm Fresh banner. Twenty-one stores were sold to Harris Teeter, Kroger, and Food Lion. Five stores were sold to independent retailers and will be supplied by Supervalu’s Wholesale business. The remaining stores were closed.

•
Supervalu continues to pursue the sale of its corporately owned and operated Shop ‘n Save (based in St. Louis) and Shop ‘n Save East (with stores in West Virginia, Maryland, Pennsylvania, and Virginia) retail operations.

“A key initiative within our business transformation plan is to drive sales growth, and our topline sales benefited greatly from the two acquisitions we completed last year, contributing more than $1.3 billion in wholesale sales growth this quarter,” said President and CEO Mark Gross. “Two transformational initiatives completed this quarter included completing the exit from our Farm Fresh banner and closing the sale-leaseback transactions for seven of our distribution centers, both significant accomplishments that we believe will deliver long-term benefits to the business and our stockholders.”

Gross continued, “We also accelerated a distribution center consolidation that led to higher than anticipated operating costs during the quarter, which we believe are largely behind us.  Going forward, we know that some of the operational initiatives we’re pursuing will take time to be fully reflected in our financial results, but this work is fundamentally changing this company for the better.”
First Quarter Results — Continuing Operations
First quarter net sales were $4.76 billion compared to $3.52 billion for the first quarter last year, an increase of $1.24 billion or 35 percent. Total Wholesale segment net sales increased 49 percent. Retail identical store sales were positive 0.4 percent. Fees earned under corporate services agreements in the first quarter were $40 million compared to $55 million for the first quarter last year.
Gross profit for the first quarter was $428 million or 9.0 percent of net sales. Last year’s first quarter gross profit was $431 million, or 12.2 percent of net sales. The gross profit rate decrease compared to last year is primarily due to the change in business segment mix, with Wholesale representing a larger portion of total sales and gross profit, and the contribution from Unified Grocers at a lower gross profit rate.
Selling and administrative expenses in the first quarter were $428 million and included $11 million in store closure charges and costs, $9 million of severance costs, $6 million in merger and integration costs and $1 million in costs related to our holding company structure reorganization, partially offset by a $4 million gain on the sale of property. When adjusted for these items, selling and administrative expenses in the first quarter were $405 million, or 8.5 percent of net sales. Selling and administrative expenses in last year’s first quarter were $387 million and included a $9 million legal reserve charge, $4 million of merger and integration costs and $2 million in severance costs, partially offset by a gain on sale of property of $2 million. When adjusted for these items, last year’s first quarter selling and administrative expenses were $374 million, or 10.6 percent of net sales. The improvement in our adjusted selling and administrative expense rate compared to last year was primarily driven by the change in business segment mix toward Wholesale, partially offset by higher employee-related costs.
Net interest expense for the first quarter was $49 million and included $5 million of debt refinancing costs and $3 million of unamortized financing charges. When adjusted for these items, net interest expense for the first quarter was $41 million. Net interest expense in last year’s first quarter was $43 million and included $3 million of unamortized financing charges and $2 million of debt refinancing costs. When adjusted for these items, last year’s first quarter interest expense was $38 million. The increase in adjusted net interest expense was driven by higher average outstanding debt balances following the purchase of Unified Grocers and AG Florida.
Income tax benefit in the first quarter was $10 million, compared to income tax expense of $11 million in last year’s first quarter.
Wholesale
First quarter Wholesale net sales were $3.81 billion compared to $2.56 billion for the first quarter last year, an increase of 49 percent. The net sales increase is primarily due to the sales contribution from the acquired Unified Grocers and AG Florida businesses, sales to new customers and sales to new stores operated by existing customers, partially offset by stores no longer operated by customers, lower net sales to existing customer stores and lower military sales.
Wholesale operating earnings in the first quarter were $48 million and included a $4 million gain on the sale of property and $2 million of income from a severance benefit. When adjusted for these items, first quarter Wholesale operating earnings were $42 million, or 1.1 percent of net sales. Last year’s first quarter Wholesale operating earnings were $58 million and included a $9 million legal reserve charge. When adjusted for this item, Wholesale operating earnings were $67 million, or 2.6 percent of net sales. The decrease in adjusted Wholesale operating earnings, as a percent of net sales, was driven by the mix impact from the acquired Unified Grocers business, which contributed to operating earnings at a lower percent of net sales, higher allocated corporate overhead costs, and costs associated with transitioning volume from a closed distribution center. Operational cost synergies are expected to increase operating earnings as a percent of net sales in future periods.
Retail
First quarter Retail net sales were $901 million, compared to $906 million for the first quarter last year, a decrease of 0.6 percent. Identical store sales were positive 0.4 percent, but were more than offset by lost sales from closed stores.
Retail operating loss in the first quarter was $20 million and included $11 million in severance costs and $3 million in store closure charges and costs. When adjusted for these items, Retail operating loss in the first quarter was $6 million, or 0.6 percent of net sales. For last year’s first quarter, Retail operated at break-even operating earnings. The decrease in adjusted Retail operating earnings, as a percent of net sales, was primarily driven by lower sales, higher shrink and other operating costs.
Corporate
First quarter fees earned under services agreements were $40 million compared to $55 million last year.
Net Corporate operating loss in the first quarter was $28 million and included $8 million in store closure charges and costs, $6 million in merger and integration costs and $1 million in costs related to our holding company structure reorganization. When adjusted for these items, net corporate operating loss in the first quarter was $13 million. Last year’s first quarter net Corporate operating loss was $14 million and included $4 million of merger and integration costs and $2 million of severance costs, partially offset by a $2 million gain on sale of property. When adjusted for these items, last year’s net Corporate operating loss was $10 million.
Discontinued Operations
The results of operations, financial position and cash flows related to the corporately owned and operated retail operations of Farm Fresh, Shop ‘n Save and Shop ‘n Save East are reported in discontinued operations for all historical periods.

Cash Flows — Continuing Operations
First quarter net cash flows used in operating activities were $64 million compared to net cash flows provided by operating activities of $30 million last year, primarily reflecting cash utilized for net working capital and other assets and liabilities to support higher Wholesale sales volumes, a higher cash tax refund received last year, and lower cash generated from earnings. First quarter net cash flows provided by investing activities were $315 million compared to net cash flows used in investing activities of $77 million last year, primarily reflecting proceeds received from the sale-leaseback of seven distribution centers. First quarter net cash flows used in financing activities were $318 million, compared to net cash flows provided by financing activities of $5 million last year, primarily reflecting the redemption of $220 million of the 6.75 percent Senior Notes due June 2021, $134 million of mandatory prepayments on the secured term loan facility and the $26 million pay-off of the Harrisburg, PA distribution center mortgage.
Conference Call
Due to the announced transaction with United Natural Foods Inc., the Company will not hold its previously scheduled quarterly conference call to review first quarter fiscal 2019 results.
A supplemental presentation is available at www.supervaluinvestors.com.
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $15 billion. SUPERVALU serves customers across the United States through a network of 3,606 stores composed of 3,495 wholesale primary stores operated by customers serviced by SUPERVALU’s food distribution business and 111 traditional retail grocery stores in continuing operations operated under three retail banners in three geographic regions (store counts as of June 16, 2018). Headquartered in Minnesota, SUPERVALU has approximately 23,000 employees (in continuing operations). For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Except for the historical and factual information, the matters set forth in this news release and related conference call, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “intends,” “outlook” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including competition, ability to transform the business and execute on operations and initiatives, ability to execute and realize benefits from acquisitions and dispositions, ability to grow sales, reliance on the wholesale customers’ performance, failure to perform services, wind down of Supervalu’s relationships with Albertson’s LLC and New Albertson’s, Inc., ability to maintain or increase margins or identical store sales, restrictive covenants from indebtedness, labor relations and employee issues, escalating costs of providing employee benefits, intrusions to and disruption of information technology systems, changes in military business, adequacy of insurance, asset impairment charges, disruption of any proxy contest, fluctuations in our common stock price, impact of economic conditions, commodity pricing, severe weather, disruption to supply chain and distribution network, governmental regulation, food and drug safety issues, legal proceedings, pharmacy reimbursement and health care financing, changes in tax laws, intellectual property protection, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. In addition, risks and uncertainties related to our holding company structure reorganization and its impact on our business and financial results include that we may choose to defer or abandon the reorganization, we may not obtain the expected benefits of the reorganization and the amount and timing of any cash tax benefits resulting from the reorganization may be significantly different than expected. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except percent and per share data)

	First Quarter Ended
	June 16, 2018 (16 weeks)		June 17, 2017 (16 weeks)
Net sales	$4,755	100.0%	$3,517	100.0%
Cost of sales	4,327	91.0	3,086	87.8
Gross profit	428	9.0	431	12.2
Selling and administrative expenses(1)	428	9.0	387	11.0
Operating earnings	—	—	44	1.3
Interest expense, net(1)	49	1.0	43	1.2
Net periodic benefit income, excluding service costs	(12)	(0.2)	(17)	(0.5)
Equity in earnings of unconsolidated affiliates	—	—	(2)	—
(Loss) earnings from continuing operations before income taxes(1)	(37)	(0.8)	20	0.6
Income tax (benefit) provision	(10)	(0.2)	11	0.3
Net (loss) earnings from continuing operations(1)	(27)	(0.6)	9	0.2
Income from discontinued operations, net of tax	6	0.1	3	0.1
Net (loss) earnings including noncontrolling interests	(21)	(0.4)	12	0.3
Less net earnings attributable to noncontrolling interests	—	—	(1)	—
Net (loss) earnings attributable to SUPERVALU INC.	$(21)	(0.4)%	$11	0.3%

Basic net (loss) earnings per share attributable to SUPERVALU INC.:
Continuing operations(1)	$(0.70)		$0.21
Discontinued operations	$0.15		$0.08
Basic net (loss) earnings per share	$(0.55)		$0.30
Diluted net (loss) earnings per share attributable to SUPERVALU INC.:
Continuing operations(1)	$(0.70)		$0.21
Discontinued operations	$0.15		$0.08
Diluted net (loss) earnings per share	$(0.55)		$0.30
Diluted net earnings per share
Basic	38		38
Diluted	38		38

(1)
Results from continuing operations for the first quarter ended June 16, 2018 include net charges and costs of $31 before tax ($20 after tax, or $0.53 per diluted share). Refer to Table 1 for additional information.

Results from continuing operations for the first quarter ended June 17, 2017 include net charges and costs of $18 before tax ($12 after tax, or $0.30 per diluted share). Refer to Table 2 for additional information.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except par value data)

	June 16, 2018	February 24, 2018
ASSETS
Current assets
Cash and cash equivalents	$37	$41
Receivables, net	632	590
Inventories, net	1,013	981
Other current assets	135	119
Current assets of discontinued operations	84	130
Total current assets	1,901	1,861
Property, plant and equipment, net	1,048	1,342
Goodwill	775	780
Intangible assets, net	121	131
Deferred tax assets	61	63
Other assets	131	126
Long-term assets of discontinued operations	65	84
Total assets	$4,102	$4,387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,133	$1,139
Accrued vacation, compensation and benefits	184	187
Current maturities of long-term debt and capital lease obligations	25	34
Other current liabilities	111	106
Current liabilities of discontinued operations	78	82
Total current liabilities	1,531	1,548
Long-term debt	1,432	1,724
Long-term capital lease obligations	141	149
Pension and other postretirement benefit obligations	249	265
Long-term tax liabilities	51	44
Other long-term liabilities	195	133
Long-term liabilities of discontinued operations	15	17
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value: 57 shares authorized; 39 and 38 shares issued, respectively	—	—
Capital in excess of par value	2,852	2,848
Treasury stock, at cost, 0 and 0 shares, respectively	(3)	(3)
Accumulated other comprehensive loss	(271)	(210)
Accumulated deficit	(2,090)	(2,130)
Total SUPERVALU INC. stockholders’ equity	488	505
Noncontrolling interests	—	2
Total stockholders’ equity	488	507
Total liabilities and stockholders’ equity	$4,102	$4,387

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	First Quarter Ended
	June 16, 2018 (16 weeks)	June 17, 2017 (16 weeks)
Cash flows from operating activities
Net (loss) earnings including noncontrolling interest	$(21)	$12
Income from discontinued operations, net of tax	6	3
Net (loss) earnings from continuing operations	(27)	9
Adjustments to reconcile Net (loss) earnings from continuing operations to Net cash (used in) provided by operating activities—continuing operations:
Asset impairment and other charges	8	—
Loss on debt extinguishment	7	5
Net gain on sale of assets and exits of surplus leases	(6)	(4)
Depreciation and amortization	67	53
LIFO charge	2	1
Deferred income taxes	2	8
Stock-based compensation	6	6
Net pension and other postretirement income	(12)	(17)
Contributions to pension and other postretirement benefit plans	(5)	(1)
Other adjustments	3	8
Changes in operating assets and liabilities, net of effects from business acquisitions	(109)	(38)
Net cash (used in) provided by operating activities—continuing operations	(64)	30
Net cash provided by (used in) operating activities—discontinued operations	6	(38)
Net cash used in operating activities	(58)	(8)
Cash flows from investing activities
Proceeds from sale of assets	385	4
Purchases of property, plant and equipment	(70)	(81)
Net cash provided by (used in) investing activities—continuing operations	315	(77)
Net cash provided by investing activities—discontinued operations	57	—
Net cash provided by (used in) investing activities	372	(77)
Cash flows from financing activities
Proceeds from revolving credit facility	1,292	49
Payments on revolving credit facility	(1,224)	(49)
Proceeds from issuance of debt	10	550
Payments of debt and capital lease obligations	(389)	(532)
Payments for shares traded for taxes	(2)	(3)
Payments for debt financing costs	(3)	(8)
Distributions to noncontrolling interests	(2)	(2)
Net cash (used in) provided by financing activities—continuing operations	(318)	5
Net cash (used in) provided by financing activities—discontinued operations	(2)	—
Net cash (used in) provided by financing activities	(320)	5
Net decrease in cash and cash equivalents	(6)	(80)
Cash and cash equivalents at beginning of period	48	332
Cash and cash equivalents at the end of period	$42	$252
Less cash and cash equivalents of discontinued operations at end of period	(5)	(6)
Cash and cash equivalents of continuing operations at end of period	$37	$246
SUPPLEMENTAL CASH FLOW INFORMATION
Supervalu’s non-cash activities were as follows:
Purchases of property, plant and equipment included in Accounts payable	$17	$13
Capital lease asset additions	$—	$1
Interest and income taxes paid:
Interest paid, net of amounts capitalized	$50	$47
Income taxes (refunded) paid, net	$(1)	$37

SUPERVALU INC. and Subsidiaries
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
Net Sales by Segment

	First Quarter Ended
(In millions)	June 16, 2018 (16 weeks)	June 17, 2017 (16 weeks)
Wholesale	$3,814	$2,556
Retail	901	906
Corporate	40	55
Total net sales	$4,755	$3,517
Non-GAAP Financial Measures
SUPERVALU INC.’s (“Supervalu”) condensed consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles (“GAAP”). The measures and items identified below, and the adjusted Selling and administrative expenses and adjusted net interest expense, are provided as a supplement to our condensed consolidated financial statements and should not be considered an alternative to any GAAP measure of performance or liquidity. The presentation of these financial measures and items is not intended to be a substitute for or be superior to any financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Certain adjustments to our GAAP financial measures exclude certain items that are recurring in nature and may be reflected in our financial results for the foreseeable future. These measurements and items may be different from non-GAAP financial measures used by other companies. All measurements are provided as a reconciliation from a GAAP measurement. Management believes the measurements and items identified below are important measures of business performance that provide investors with useful supplemental information. Supervalu utilizes certain non-GAAP measures to analyze underlying core business trends to understand operating performance. In addition, management utilizes certain non-GAAP measures as a compensation performance measure. The items below should be reviewed in conjunction with Supervalu’s financial results reported in accordance with GAAP, as reported in Supervalu’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended February 24, 2018.

RECONCILIATIONS OF (LOSS) EARNINGS FROM CONTINUING OPERATIONS TO (LOSS) EARNINGS FROM CONTINUING OPERATIONS AFTER ADJUSTMENTS

Table 1
	First Quarter Ended June 16, 2018
(In millions, except per share data)	Loss Before Tax	Loss After Tax	Diluted Loss Per Share
Continuing operations	$(37)	$(27)	$(0.70)
Adjustments:
Store closure charges and costs	11	8	0.21
Severance costs	9	8	0.20
Merger and integration costs	6	4	0.11
Debt refinancing costs	5	3	0.08
Unamortized financing charges	3	2	0.06
Holding company restructuring costs	1	1	0.03
Deferred income tax benefit	—	(3)	(0.08)
Gain on sale of property	(4)	(3)	(0.08)
Continuing operations after adjustments	$(6)	$(7)	$(0.17)

Table 2
	First Quarter Ended June 17, 2017
(In millions, except per share data)	Earnings Before Tax	Earnings After Tax	Diluted Earnings Per Share
Continuing operations	$20	$9	$0.21
Adjustments:
Legal reserve charge	9	6	0.15
Merger and integration costs	4	3	0.08
Unamortized financing charges	3	2	0.05
Debt refinancing costs	2	1	0.03
Severance costs	2	1	0.03
Gain on sale of property	(2)	(1)	(0.04)
Continuing operations after adjustments	$38	$21	$0.51

RECONCILIATIONS OF NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA

Table 3
	First Quarter Ended
(In millions)	June 16, 2018 (16 weeks)	June 17, 2017 (16 weeks)
Net (loss) earnings from continuing operations	$(27)	$9
Income tax (benefit) provision	(10)	11
Equity in earnings of unconsolidated affiliates	—	(2)
Interest expense, net	49	43
Net periodic benefit income, excluding service costs	(12)	(17)
Total operating earnings	$—	$44
Add equity in earnings of unconsolidated affiliates	—	2
Less net earnings attributable to noncontrolling interests	—	(1)
Depreciation and amortization	67	53
Stock-based compensation	6	6
LIFO charge	2	1
Store closure charges and costs	11	—
Severance costs	9	2
Merger and integration costs	6	4
Holding company restructuring costs	1	—
Legal reserve charge	—	9
Gain on sale of property	(4)	(2)
Adjusted EBITDA(1)	$98	$118

(1)
Our measure of Adjusted EBITDA includes operating earnings, as reported, less net earnings attributable to noncontrolling interests, plus depreciation and amortization, stock-based compensation, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management.

RECONCILIATION OF OPERATING EARNINGS FROM CONSOLIDATED SEGMENT FINANCIAL INFORMATION AS REPORTED TO SUPPLEMENTALLY PROVIDED ADJUSTED EBITDA

Table 4
	First Quarter Ended
(In millions)	June 16, 2018 (16 weeks)	June 17, 2017 (16 weeks)
Reconciliation of segment operating earnings to total operating earnings, as reported
Wholesale operating earnings	$48	$58
Retail operating loss	(20)	—
Corporate operating loss	(28)	(14)
Total operating earnings	$—	$44
Reconciliation of segment operating earnings, as reported, to segment Adjusted EBITDA:
Wholesale operating earnings, as reported	$48	$58
Adjustments:
Severance costs	(2)	—
Gain on sale of property	(4)	—
Legal reserve charge	—	9
Wholesale operating earnings, as adjusted	42	67
Wholesale depreciation and amortization	37	18
LIFO charge	2	1
Wholesale adjusted EBITDA(1)	$81	$86

Retail operating (loss) earnings, as reported	$(20)	$—
Adjustments:
Severance costs	11	—
Store closure charges and costs	3	—
Retail operating (loss) earnings, as adjusted	(6)	—
Retail depreciation and amortization	26	31
Equity in earnings of unconsolidated affiliates	—	2
Net earnings attributable to noncontrolling interests	—	(1)
Retail adjusted EBITDA(1)	$20	$32

Corporate operating loss, as reported	$(28)	$(14)
Adjustments:
Store closure charges and costs	8	—
Merger and integration costs	6	4
Holding company restructuring costs	1	—
Severance costs	—	2
Gain on sale of property	—	(2)
Corporate operating loss, as adjusted	(13)	(10)
Corporate depreciation and amortization	4	4
Stock-based compensation	6	6
Corporate adjusted EBITDA(1)	$(3)	$—
Total adjusted EBITDA(1)	$98	$118

(1)
Our measure of Adjusted EBITDA includes operating earnings, as reported, less net earnings attributable to noncontrolling interests, plus depreciation and amortization, stock-based compensation, LIFO charge, equity earnings of unconsolidated affiliates and certain adjustment items as determined by management.

.
CONTACT:
SUPERVALU INC.
Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com
or
Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com